Exhibit 10.3

E2OPEN PARENT HOLDINGS, INC.
RESTRICTED STOCK NOTICE
(2021 OMNIBUS INCENTIVE PLAN)

E2open Parent Holdings, Inc. (the “Company”), pursuant to its 2021 Omnibus Incentive Plan (the “Plan”), hereby grants to Participant an award of Restricted Stock in the amount set forth below (the “Award”). The Award is subject to all of the terms and conditions as set forth in this Restricted Stock Notice (this “Grant Notice”) and in the Restricted Stock Agreement (attached hereto as Attachment I) and the Plan, which has been made available to you on the Company Intranet, both of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein but defined in the Plan or the Restricted Stock Agreement will have the same definitions as in the Plan or the Restricted Stock Agreement. If there is any conflict between the terms in this Grant Notice and the Plan, the terms of the Plan will control.

Name of Participant:	Andrew Appel
Grant Date:	October 10, 2023
Number of shares of Restricted Stock:	[●]

Vesting Schedule:

The Restricted Stock will become unrestricted and fully vested on the [●]-month anniversary of the Grant Date (the “Vesting Date”), subject to Participant’s continued service through the Vesting Date; provided, however, the Restricted Stock will accelerate and vest in full upon the earlier to occur of (x) a termination of Participant’s employment by the Company without Cause (as such term is defined in the Offer Letter by and between Participant and the Company, dated as of October 10, 2023) and (y) a Change in Control, subject to Participant’s continued service through the date of such Change in Control.

Additional Terms/Acknowledgements: Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, the Restricted Stock Agreement and the Plan. Participant acknowledges and agrees that this Grant Notice and the Restricted Stock Agreement may not be modified, amended or revised except as provided in the Plan. Participant further acknowledges that, as of the Grant Date, this Grant Notice, the Restricted Stock Agreement and the Plan set forth the entire agreement and understanding between Participant and the Company regarding the acquisition of Restricted Stock pursuant to the Award specified above and supersede all prior oral and written agreements, promises and/or representations on that subject with the exception of the Company’s clawback policy adopted in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and any other compensation recovery policy adopted by the Company or is otherwise required by applicable law. By accepting this Award, Participant consents to receive such documents by electronic delivery and to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company.

E2OPEN PARENT HOLDINGS, INC.		PARTICIPANT:
By:	Jennifer S. Grafton		/s/ Andrew Appel
Signature	/s/ Jennifer S. Grafton		Andrew Appel
Title:	EVP, General Counsel & Secretary
Date:	October 10, 2023	Date:	October 10, 2023

ATTACHMENTS: Restricted Stock Agreement

ATTACHMENT I

E2OPEN PARENT HOLDINGS, INC.
2021 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

Pursuant to the Restricted Stock Grant Notice (the “Grant Notice”) and this Restricted Stock Agreement (this “Agreement”), E2open Parent Holdings, Inc. (the “Company”) has granted you an Award of Restricted Stock under its 2021 Omnibus Incentive Plan (the “Plan”) in the amount indicated in the Grant Notice. Capitalized terms not explicitly defined in this Agreement or in the Grant Notice but defined in the Plan will have the same definitions as in the Plan.

If there is any conflict between the terms in this Agreement and the Plan, the terms of the Plan will control. The details of your Award, in addition to those set forth in the Grant Notice and the Plan, are as follows:

1.
Grant of the Award. The Company has granted to you, as of the Grant Date, the number of shares of Restricted Stock specified in the Grant Notice. For purposes of this Agreement, the “Restriction Period” is the period beginning on the Grant Date and ending on the date the Restricted Stock is deemed unrestricted and vested under the terms set forth in the Grant Notice. You will be required to execute a stock power in favor of the Company, which will be cancelled upon lapse of restrictions with respect to the Restricted Stock. The Restricted Stock shall be held by the Company in electronic book entry form on the records of the Company’s transfer agent, together with the executed stock power, for your account until such restrictions lapse pursuant to the terms hereof, or such Restricted Stock is forfeited to the Company as provided by the Plan or this Agreement. You shall be entitled to the shares of Stock as to which such restrictions have lapsed, and the Company agrees to issue such shares of Stock in electronic form on the records of the transfer agent.
2.
Vesting. Subject to the limitations contained herein, your Award will vest as provided in your Grant Notice.
3.
Securities Law Compliance. The grant of Restricted Stock hereunder will be subject to, and will comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law, rule regulation or exchange requirement applicable thereto. The issuance of Restricted Stock must also comply with all other applicable laws and regulations governing the Award and the Company’s policies, including without limitation the Company’s Insider Trading Policy, as amended from time to time. As a condition to the grant of Restricted Stock hereunder, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation.
4.
Transfer Restrictions. The Restricted Stock, and any rights and interests with respect thereto, issued under this Agreement and the Plan shall not, prior to the expiration of the Restriction Period, be sold, exchanged, transferred, assigned or otherwise disposed of in any way by you (or any of your beneficiaries), other than by testamentary disposition by you or the laws of descent and distribution. Any attempt to sell, exchange, transfer, assign, pledge, encumber or otherwise dispose of or hypothecate in any way any of the Restricted Stock, or the levy of any execution, attachment or similar legal process upon the Restricted Stock, contrary to the terms and provisions of this Agreement and/or the Plan shall be null and void and without legal force or effect.
5.
Section 409A. Notwithstanding anything herein or in the Plan to the contrary, the issuance of Restricted Stock is intended to be exempt from the applicable requirements of Treasury Regulation Section 1.409A-1(b)(4) and will be construed and administered in such a manner.
6.
Dividends. Cash dividends and stock dividends, if any, with respect to the Restricted Stock shall be withheld by the Company for your account, and shall be subject to forfeiture to the same degree as the Restricted Stock to which such dividends relate. Except as otherwise determined by the Committee, no interest will accrue or be paid on the amount of any cash dividends withheld.
7.
Restrictive Legends. The Company may, in its discretion, place a legend or legends on any electronic shares or certificates representing the Restricted Stock issued to you that the Company believes is required to comply with any law or regulation.
8.
Award Not A Service Contract. This Agreement is not an employment or service contract, and nothing in this Agreement will be deemed to create in any way whatsoever any obligation on your part to continue in the employ or service of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment or service.
9.
Withholding Obligations.
a.
You hereby authorize any required withholding by the Company with respect to the Restricted Stock issued to you and/or otherwise agree to make adequate provision in cash for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate that arise in connection with your Award (the “Withholding Taxes”). Additionally, the Company or any Affiliate may, in its sole discretion, satisfy all or any portion of the Withholding Taxes obligation relating to your Award by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to you by the Company; (ii) causing you to tender a cash payment; or (iii) withholding shares of Stock otherwise issuable to you in connection with the Award with a Fair Market Value equal to the amount of such Withholding Taxes.
10.
Section 83(b). You and the Company hereby agree that you may, within 30 days following the Grant Date of this Award, file with the Internal Revenue Service an election under Section 83(b) of the Internal Revenue Code. In the event you make such an election, you agree to provide a copy of the election to the Company. You acknowledge that you are responsible for obtaining the advice of your tax advisors with regard to the Section 83(b) election and that you are relying solely on such advisors and not on any statements or representations of the Company or any of its agents with regard to such election.
11.
Tax Consequences. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You will not make any claim against the Company, or any of its officers, directors, employees or Affiliates related to tax liabilities arising from your Award or your other compensation.
12.
Notices. Any notices provided for in your Award or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this Award by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this Award, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
13.
Governing Plan Document. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. If there is any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan will control. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. ANY DISPUTE, CONTROVERSY OR CLAIM BETWEEN YOU AND THE COMPANY ARISING OUT OF OR RELATED TO THIS AGREEMENT SHALL BE RESOLVED BY ARBITRATION IN ACCORDANCE WITH THE PROVISIONS RELATING TO ARBITRATION SET FORTH IN THE PLAN.
14.
Clawback/Recoupment Policy. Your Award (and any compensation paid or shares issued under your Award) is subject to recoupment in accordance with the Company’s clawback policy adopted in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and any other compensation recovery policy adopted by the Company or is otherwise required by applicable law.
15.
Other Documents. You hereby acknowledge receipt of and the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus. In addition, you hereby acknowledge receipt of the Company’s Code of Conduct and Ethics and Insider Trading Policy, each, as in effect from time to time, which, among other things, prohibit certain individuals from selling shares during certain “black-out” periods.
16.
Effect On Other Employee Benefit Plans. The value of this Award will not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.
17.
Voting Rights. You may exercise full voting rights with respect to the Restricted Stock granted hereunder.

18.
Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
19.
Data Privacy. You explicitly and unambiguously consent to the collection, use, and transfer, in electronic or other form, of personal data as described in Section 20(g) of the Plan (such Section 20(g) of the Plan is incorporated herein by reference and made a part hereof) by and among, as applicable, the Company, its Affiliates, third-party administrator(s) and other possible recipients for the exclusive purpose of implementing, administering, and managing the Plan and Awards and your participation in the Plan. You acknowledge, understand and agree that Data may be transferred to third parties, which will assist the Company with the implementation, administration and management of the Plan.
20.
Miscellaneous.
a.
The rights and obligations of the Company under your Award will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by, the Company’s successors and assigns.
b.
You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.
c.
You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.
d.
This Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
e.
All obligations of the Company under the Plan and this Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

This Agreement will be deemed to be signed by you upon the signing by you of the Grant Notice to which it is attached.